                                   Exhibit 7.2
                      REDEMPTION AND CONTRIBUTION AGREEMENT

         REDEMPTION AND CONTRIBUTION AGREEMENT (this "Agreement"), dated as of December 1, 2003, between First Winthrop Corporation, a Delaware corporation ("Winthrop"), and AIMCO Properties, L.P., a Delaware limited partnership ("AIMCO").

                              W I T N E S S E T H:

         WHEREAS, Winthrop either directly or indirectly through a wholly-owned subsidiary (each, a "Subsidiary Corporation"), holds general and limited partnership interests (the "Partnership Interests") as indicated in each of the limited partnerships listed on Schedule 1 hereto (the "Partnerships");

         WHEREAS, the Subsidiary Corporation that holds each Partnership Interest is set forth opposite such Partnership's name on Schedule 1 hereto;

         WHEREAS, AIMCO is the holder of 200 shares of Class B Common Stock of Winthrop (the "Class B Shares");

         WHEREAS, pursuant to that certain Allocation Agreement, dated of even date herewith, among Winthrop, First Winthrop Corporation, W.T. Limited Partnership, NHP Management Company and AIMCO Properties, L.P. (the "Allocation Agreement"), the parties thereto have set forth the amount allocable to each Partnership Interest;

         WHEREAS, AIMCO desires to cause wholly-owned subsidiaries to acquire the Partnership Interests in complete redemption of the Class B Shares, and Winthrop has agreed to permit such redemption, all upon the terms and conditions set forth herein;

         WHEREAS, prior to the redemption, AIMCO may transfer its Class B Shares, in whole or in part, to wholly owned subsidiaries, provided that AIMCO shall agree to cause such subsidiaries to be bound by this Agreement, and to cause their interests to be redeemed as provided herein and in accordance with the Allocation Agreement, and references to AIMCO as provided herein shall be deemed to refer to one or more of such subsidiaries;

         NOW, THEREFORE, in consideration of the foregoing premises and of the mutual agreements and other good and valuable consideration hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                  ARTICLE FIRST
                                     CLOSING

         1.1 The Closing. The closing of the transactions set forth in Sections 1.2 and 1.3 of this Article FIRST, which may occur on one or more occasions as hereinafter contemplated (each, a

"Closing"), shall take place at the offices of Winthrop's Attorney, 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753 and at such time or times as hereinafter set forth:

                  (i) In the event that Limited Partner Consent (as hereinafter defined) has been obtained on or prior to sixty days from the date hereof (the "First Consent Date") with respect to all of the Partnerships and the other conditions set forth in Articles FIFTH and SIXTH hereof have been satisfied or waived, the Closing shall take place at 10:00 A.M., New York City time, on the third business day following the First Consent Date, or at such other time on such date, or on such other date, as Winthrop and AIMCO may agree;

                  (ii) In the event that Limited Partner Consent with respect to all of the Partnerships has not been obtained on or prior to the First Consent Date, the Closing with respect to those Partnerships for which Limited Partner Consent has been obtained on or prior to the First Consent Date shall take place at 10:00 A.M., New York City time, on the third business day following the First Consent Date, or at such other time on such date, or on such other date, as Winthrop and AIMCO may agree;

                  (iii) In the event that Limited Partner Consent with respect to all of the Partnerships has not been obtained on or prior to the First Consent Date but Limited Partner Consent is obtained with respect to one or more Partnerships following the First Consent Date, the Closing with respect to those Partnerships for which Limited Partner Consent has been obtained subsequent to the First Consent Date shall take place on such date(s) and at such time(s) as Winthrop and AIMCO may agree, but with respect to any such Partnership, not more than 15 business days following the notice of any party to the others that Limited Partner Consent has been obtained. As used herein, the date of such Closing is referred to as the "Closing Date" and the time on such Closing Date is referred to as the "Closing Time".

         1.2 Contribution by AIMCO. On each Closing Date, immediately prior to the transaction contemplated by Section 1.3 hereof, AIMCO shall make a capital contribution in immediately available funds to Winthrop equal to the amount set forth in the Allocation Agreement for each Partnership Interest for which Limited Partner Consent has been obtained and which Partnership Interest is to be distributed to it pursuant to Section 1.3 hereof.

         1.3 Redemption of Interest. On each Closing Date, immediately following the transaction contemplated by Section 1.2 hereof, Winthrop shall transfer to AIMCO (or its designee), in full, in the event that following such transfer all of the Partnership Interests will have been transferred to AIMCO, or partial, in the event that following such transfer all of the Partnership Interests will not have then been transferred, redemption of the Shares, all of the Partnership Interests for which Limited Partner Consent shall have been obtained and which have not then previously been transferred to AIMCO.

                                 ARTICLE SECOND
                   REPRESENTATIONS AND WARRANTIES OF WINTHROP

         Winthrop hereby represents and warrants to AIMCO that:

         2.1 Organization; Good Standing. Winthrop is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Winthrop has the requisite corporate power and authority to conduct its business in the manner now conducted.

         2.2 Authorization and Enforceability. Winthrop has all requisite power and authority to execute, deliver and, upon receipt of the Limited Partner Consent (as defined in Section 4.1 hereto) perform this Agreement. Except for the receipt of Limited Partner Consent, all necessary proceedings of Winthrop have been taken to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Winthrop and, upon the receipt of Limited Partner Consent, this Agreement constitutes the legal, valid and binding obligation of Winthrop enforceable as to it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws of general application relating to or affecting the rights of creditors.

         2.3 Ownership of the Partnership Interests. Good title to the Partnership Interests is owned by Winthrop free and clear of all pledges, security interests, liens, charges, encumbrances, restrictions and claims of every kind other than the liabilities and obligations applicable to the ownership of the Partnership Interests as set forth in the by-laws of the applicable Subsidiary Corporation.

         2.4 No Conflict. The execution, delivery and performance of this Agreement does not conflict with or result in any breach of any of the terms, conditions or provisions of, or (with or without the giving of notice or the passage of time or both) constitute a default under the Certificate of Incorporation or By-laws of Winthrop, or violate any provision of any law or regulation applicable to Winthrop.

         2.5 Approvals and Consents. No consent, approval, order, license, certificate or permit of or from, or declaration or filing with, any federal, state, local or other governmental authority or any court or other tribunal, domestic or foreign, is required by Winthrop in connection with the execution, delivery and performance of this Agreement.

         2.6 Litigation. There is no litigation pending, or to Winthrop's knowledge threatened, that questions the validity of this Agreement or that, if adversely determined, could reasonably be expected to have a material adverse effect on the ability of Winthrop to perform its obligations under this Agreement or on any Partnership Interest transferred pursuant to this Agreement, and there is not in existence any judgment that could reasonably be expected to have a material adverse effect on the ability of Winthrop to perform its obligations under this Agreement or on any Partnership Interest transferred pursuant to this Agreement.

         2.7 No Rights to Purchase Partnership Interests. Except for any rights that AIMCO or its affiliates may have, no person, firm, corporation or other entity has any right or option to purchase or otherwise acquire all or any part of the Partnership Interests.

         2.8 No Brokers or Other Fees. No broker, finder or investment banker is entitled to any brokerage, finder or other fee or commission in connection with the transactions contemplated by this Agreement.

         2.9 Residential Committee. At all times from and after the date of the issuance of the Class B Shares, (i) the holder of the Class B Shares has had the authority to elect two directors to the Board of Directors of Winthrop (such directors being hereinafter referred to as the "Class B Directors"); (ii) the Class B Directors have had the authority nominate one director to the Board of Directors of each of the Subsidiary Corporations (such director being hereinafter referred to as the "Subsidiary Corporation Class B Director"); (iii) the by-laws of each of the Subsidiary Corporations provides for the establishment of a "Residential Committee" which Residential Committee is to consist of those persons appointed by the Subsidiary Corporation Class B Director; (iv) the Residential Committee has the power to elect one or more Vice Presidents-Residential of the Subsidiary Corporation; and (v) the Vice President-Residential is authorized to take such actions as he or she deems advisable in connection with the operations of each Partnership in which such Subsidiary Corporation is the general partner, subject to the limitations set forth in the by-laws of such Subsidiary Corporation, the Agreement of Limited Partnership or such Partnership and by applicable law.

         2.10 FIRPTA. In order to induce the AIMCO to waive the requirement of withholding tax under Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), Winthrop represents and warrants that (a) Winthrop and each Subsidiary Corporation is a United States citizen, (b) Winthrop and each Subsidiary Corporation is not a foreign person for purposes of Section 1445 of the Internal Revenue Code, and (c) the correct and complete Taxpayer Identification Number of Winthrop and each Subsidiary Corporation is as set forth on Schedule 2 hereto.

                                  ARTICLE THIRD
                     REPRESENTATIONS AND WARRANTIES OF AIMCO

         AIMCO hereby represents and warrants to Winthrop that:

         3.1 Organization; Good Standing. AIMCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. AIMCO has the requisite corporate power and authority to conduct its business in the manner now conducted.

         3.2 Authorization and Enforceability. AIMCO has all requisite power and authority to execute, deliver and perform this Agreement. All necessary proceedings of AIMCO have been taken to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by AIMCO and this Agreement constitutes the legal, valid and binding obligation of AIMCO enforceable as to it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws of general application relating to or affecting the rights of creditors.

         3.3 No Conflict. The execution, delivery and performance of this Agreement does not conflict with or result in any breach of any of the terms, conditions or provisions of, or (with or without the giving of notice or the passage of time or both) constitute a default under the organizational documents of AIMCO, or any indenture, lease, agreement or other material instrument to which AIMCO or a Partnership is a party or by which AIMCO or a Partnership is bound or violate any provision of any law or regulation applicable to AIMCO or a Partnership.

         3.4 Approvals and Consents. No consent, approval, order, license, certificate or permit of or from, or declaration or filing with, any federal, state, local or other governmental authority or any court or other tribunal, domestic or foreign, is required by AIMCO in connection with the execution, delivery and performance of this Agreement.

         3.5 Litigation. There is no litigation pending, or to AIMCO's knowledge threatened, that questions the validity of this Agreement or that, if adversely determined, could reasonably be expected to have a material adverse effect on the ability of AIMCO to perform its obligations under this Agreement, and there is not in existence any judgment that could reasonably be expected to have a material adverse effect on the ability of AIMCO to perform its obligations under this Agreement.

         3.6 No Brokers or Other Fees. No broker, finder or investment banker is entitled to any brokerage, finder or other fee or commission in connection with the transactions contemplated by this Agreement.

                                 ARTICLE FOURTH
                             LIMITED PARTNER CONSENT

         4.1 Limited Partner Consent. AIMCO covenants and agrees with Winthrop that, to the extent required pursuant to the terms of the organizational documents of a Partnership, AIMCO shall seek the consent of the limited partners of each Partnership for which consent is required to consummate the transactions contemplated hereby (the "Limited Partner Consent"). AIMCO shall prepare all such documentation necessary to seek the Limited Partner Consent (the "Solicitation Documents") and such Solicitation Documents shall comply with all applicable laws, rules and regulations. To the extent necessary, the Solicitation Documents shall be forwarded to the limited partners of the applicable Partnership as soon as practicable but not later than 15 days after the date hereof; provided, however, the Solicitation Documents with respect to Springhill Lake Investors Limited Partnership ("Springhill Lake") shall be filed with the Securities and Exchange Commission within 45 days of the date hereof and shall be distributed to the limited partners of Springhill Lake on the earliest date permitted by Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended. AIMCO shall, and it shall cause its affiliates to, vote all units of limited partnership interest held by AIMCO and its affiliates in the Partnerships in favor of the transfer of the Partnership Interests as contemplated hereby. The parties shall cause the current general partners of the applicable Partnership to recommend that the limited partners of the applicable Partnership vote in favor of the transfer of the applicable Partnership Interest and Winthrop shall, and shall cause its affiliates to, vote all units of limited partnership interest held by Winthrop and its affiliates in the applicable Partnership in favor of the transfer of the applicable Partnership Interest as contemplated hereby. Winthrop covenants and agrees with AIMCO that it will cooperate in all reasonable respects with AIMCO in seeking the Limited Partner Consent. All costs associated with seeking and obtaining Limited Partner Consent shall be borne by AIMCO or the relevant Partnership.

                                  ARTICLE FIFTH
                       CONDITIONS TO OBLIGATIONS OF AIMCO

         The obligations of AIMCO under this Agreement are subject to the satisfaction, at or prior to each Closing Date, of all of the conditions set out below in this Article FIFTH. AIMCO may waive any or all of such conditions in whole or in part in its sole discretion.

         5.1 Representations and Warranties Correct. The representations and warranties of Winthrop made in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

         5.2 Full Performance. Winthrop shall have performed and complied in all material respects with the covenants, conditions, terms and agreements to be performed and complied with by it on or before the Closing Date.

         5.3 Officer's Certificate. AIMCO shall have received a certificate from Winthrop certifying to the compliance by Winthrop of the conditions set forth in Sections 5.1 and 5.2.

         5.4 Limited Partner Consent. Limited Partner Consent shall have been received with respect to each of the Partnerships whose Partnership Interests are to be transferred on the applicable Closing Date pursuant to
Section 1.2 or 1.3 hereof.

         5.5 Assignment and Assumption.Winthrop shall have executed and delivered to AIMCO an Assignment and Assumption Agreement in the form annexed hereto as Exhibit A (the "Assignment") with respect to each Partnership Interest.

         5.6 Amendment to Organizational Documents of Partnerships. Winthrop shall have executed and delivered to AIMCO an amendment to the organizational documents of each of the Partnerships whose Partnership Interests are to be transferred on the applicable Closing Date (the "Partnership Agreement Amendments") pursuant to Section 1.2 or 1.3 hereof evidencing the withdrawal of the applicable Subsidiary Corporation as the general partner of such Partnership and the admission of AIMCO as the successor general partner, in form and substance acceptable to Winthrop in its reasonable discretion.

                                  ARTICLE SIXTH
                      CONDITIONS TO OBLIGATIONS OF WINTHROP

         The obligations of Winthrop under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of all of the conditions set forth below in this Article SIXTH. Winthrop may waive any or all of such conditions in whole or in part in its sole discretion.

         6.1 Representations and Warranties Correct. The representations and warranties of AIMCO made in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

         6.2 Full Performance. AIMCO shall have performed and complied in all material respects with the covenants, conditions, terms and agreements to be performed and complied with by it on or before the Closing Date.

         6.3 Officer's Certificate. Winthrop shall have received a certificate of the President or Vice-President of AIMCO (without any personal liability to such officer) certifying to the compliance by AIMCO of the conditions set forth in Sections 6.1 and 6.2.

         6.4 Limited Partner Consent. Limited Partner Consent shall have been received with respect to each of the Partnerships whose Partnership Interests are to be transferred on the applicable Closing Date pursuant to
Section 1.2 or 1.3 hereof.

         6.5 Assignment and Assumption.AIMCO or its designee shall have executed and delivered to Winthrop an Assignment with respect to each Partnership Interest.

         6.6 Release of Apollo. AIMCO shall have, on the date hereof, executed and delivered to Apollo Real Estate Investment Fund, L.P. and Apollo Real Estate Investment Fund II, L.P. (collectively "Apollo") a release which releases Apollo together with their respective partners, employees, agents, and affiliates from any and all obligations pursuant to that certain Guaranty, dated as of October 27, 1997 made for the benefit of Insignia Financial Group, Inc. and IPT I, LLC and their respective successors and assigns.

         6.7 Amendment to Partnership Agreement. AIMCO shall have executed and delivered to Winthrop the Partnership Agreement Amendments for those Partnerships whose Partnership Interests are to be transferred on the applicable Closing Date pursuant to Section 1.2 or 1.3 hereof.

                                 ARTICLE SEVENTH
                            SURVIVAL; INDEMNIFICATION

         7.1 Survival of Representations and Warranties. Except as otherwise provided herein, the representations and warranties contained in this Agreement shall survive the Closing for a period ending on the first anniversary of the Closing Date; except that the representations and warranties set forth in
Section 2.3 hereof shall survive until the expiration of the applicable statute of limitations. No party shall be entitled to assert any right of indemnification hereunder unless notice of such assertion (describing the basis therefor in reasonable detail to the extent then known) is given by the Indemnified Party (as defined in Section 7.4) as provided in Section 7.4 no later than the applicable date on which the representation or warranty with respect to which the claim for indemnification is being made expires in accordance with the foregoing. In the event that the Closing occurs notwithstanding actual knowledge by any party hereto (whether by notice or otherwise) of a breach of any representation or warranty of another party under this Agreement, such party shall not be entitled to any remedy against any such other breaching party hereto with respect to, or for damages arising out of or as a result of, such breach and such party's consummation of the transactions contemplated hereby and participation in the Closing shall constitute a waiver and release by such party of any such breach.

         7.2 Indemnification by Winthrop. Subject to the limitations heretofore set forth and in Section 7.1, Winthrop shall indemnify AIMCO, its affiliates, shareholders, directors, officers, employees and agents for, and shall defend and hold AIMCO harmless from, against and with respect to all loss, liability, damage and expense (including, without limitation, reasonable attorneys' fees and costs and expenses incurred in investigating any claim) (collectively, "Damages"), incurred by AIMCO as a result of or arising from (i) any breach or failure of any written representation, warranty, covenant or agreement of Winthrop contained in this Agreement; (ii) the material failure of Winthrop to perform any agreement required hereunder or under any agreement entered into in connection herewith to be performed by Winthrop, (iii) the transfer, distribution or dividending of a Partnership Interest to Winthrop; and
(iv) all actions, suits and proceedings arising out of the foregoing including, without limitation, any Damages arising out of an action, suit or proceeding relating to the Limited Partner Consent and based solely on information provided by Winthrop and set forth in the Soliciting Documents.

         7.3 Indemnification by AIMCO. Subject to the limitations heretofore set forth and in Section 7.1, AIMCO shall indemnify Winthrop and its affiliates, partners, directors, officers and employees for, and shall defend and hold harmless each of them from, against and with respect to any Damages incurred by any of them, as a result of, or arising from, (i) any breach or failure of any written representation, warranty, covenant or agreement of AIMCO contained in this Agreement; (ii) the material failure of AIMCO to perform any agreement required hereunder or under any agreement entered into in connection herewith to be performed by AIMCO and (iii) all actions, suits and proceedings incident to the foregoing, including, without limitation, any Damages arising out of an action, suit or proceeding relating to (1) the Partnership Interests or the Partnership to which Winthrop is made a party to the extent that the facts and circumstances of such action, suit or proceeding arose after the Closing Time or (2) the Limited Partner Consent unless such action, suit or proceeding is based solely on information provided by Winthrop and set forth in the Soliciting Documents.

         7.4 General Procedure. The provisions of Sections 7.2 and 7.3 are expressly subject to the following: A party that may be entitled to indemnification under this Article SEVENTH (an "Indemnified Party") shall give notice to the party obligated to indemnify it (an "Indemnifying Party") with reasonable promptness upon becoming aware of the claim or other facts upon which a claim for indemnification or reimbursement will be based; the notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified

Party. The Indemnifying Party shall have the right to undertake the defense of any such claim asserted by a third party and the Indemnified Party shall cooperate in such defense and make available all records and materials requested by the Indemnified Party in connection therewith. The Indemnified Party shall be entitled to participate in such defense, but shall not be entitled to indemnification with respect to the costs and expenses of such defense if the Indemnifying Party shall have assumed the defense of the claim with counsel reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall not be liable for any claim settled without its consent, which shall not be unreasonably withheld or delayed; the Indemnifying Party may settle any claim without the consent of the Indemnified Party, but only if such settlement requires only the payment of monetary damages that are paid in full by the Indemnifying Party.

                                 ARTICLE EIGHTH
                                   TERMINATION

         8.1 Termination. This Agreement may be terminated at any time prior to the Closing Time:

         (a)      by mutual written consent of Winthrop and AIMCO;

         (b) by AIMCO on the one hand, or Winthrop on the other hand, if the other breaches in any material respect any of their respective representations, warranties or agreements contained in this Agreement and, such breach is not cured or otherwise corrected to the reasonable satisfaction of Winthrop on the one hand, or AIMCO on the other hand, within ten business days of receipt of notice of such breach;

         (c) by either Winthrop or AIMCO if Limited Partner Consent is not obtained by September 30, 2004;

         (d) by either Winthrop or AIMCO if either of them is prohibited by an order or injunction (other than an order or injunction on a temporary or preliminary basis) of a court of competent jurisdiction from consummating the transactions contemplated hereby and all means of appeal and all appeals from such order or injunction have been finally exhausted;

         (e)      by either Winthrop or AIMCO as provided in the Allocation
Agreement.

         8.2 Manner of Exercise: Effect on Termination. In the event this Agreement is terminated in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, be null and void and of no further force and effect and shall not be referred to by the parties for any purpose whatsoever and the transactions contemplated hereunder shall be abandoned without further action by AIMCO or Winthrop, except to the extent that any such transactions shall have already been consummated.

                                  ARTICLE NINTH
                                  MISCELLANEOUS

         9.1 Notices. Any and all notices or other communications required or permitted to be given hereunder shall be in writing and shall be sent by hand, by telecopy (confirmed by delivery by another method permitted hereunder), by U. S. mail or by Federal Express or other similar overnight courier addressed as follows:

         If to AIMCO:               c/o AIMCO
                                    Stanford Place 3
                                    4582 South Ulster Parkway
                                    Suite 1100
                                    Denver, CO 80237
                                    Attention: Patrick J. Foye
                                    Fax: (303) 300-3296

         With a copy to:            Powell, Goldstein, Frazer & Murphy LLP
                                    191 Peachtree Street, N.E.
                                    16th Floor
                                    Atlanta, Georgia 30303
                                    Attention: Greg Chait, Esq.
                                    Fax: (404) 572-6999

         If to Winthrop:            Winthrop Financial Associates
                                    7 Bulfinch Place
                                    Suite 500
                                    P.O. Box 9507
                                    Boston, MA 02114
                                    Attention: Carolyn Tiffany
                                    Fax: (617) 742-4643

         With a copy to:            Post & Heymann, LLP
                                    100 Jericho Quadrangle
                                    Suite 214
                                    Jericho, NY 11753
                                    Attention: David Heymann, Esq.
                                    Fax: (516) 433-2777

Notices shall be deemed given upon receipt or refusal to accept delivery. Each party shall promptly notify the other parties of any change in its address by notice given as provided in this Section 9.1.

         9.2 No Modification Except in Writing. This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be charged, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged.

         9.3 Further Assurances. Each of the parties hereto hereby agrees to execute and deliver all such further documents and take all such further actions as shall be necessary, desirable or expedient to consummate the transactions contemplated hereby. Winthrop further agrees to cooperate in completing files or taking such other action with respect to the Partnerships that may be reasonably requested by AIMCO and that should have been taken by Winthrop prior to the Closing Date.

         9.4 Entire Agreement. This Agreement, together with the Schedules hereto, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them.

         9.5 Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

         9.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not confer any benefit upon any person or entity other than the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other, except that this Agreement may be assigned in whole or in part to one or more affiliated entities of AIMCO, provided that AIMCO remains responsible for the obligations of that entity under this Agreement.

         9.7 Governing Law; Service of Process. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof. AIMCO and Winthrop hereby waive personal service of any and all process upon it and consent that all such service of process may be made by registered or certified mail (return receipt requested) directed to AIMCO or Winthrop, as the case may be, at its address set forth herein and service so made shall be deemed to be completed three (3) days after the same shall have been so deposited in the U.S. Mails.

         9.8 Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof.

         9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

                         [signatures on following page]

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

                                            FIRST WINTHROP CORPORATION

                                            By______________________________
                                                Peter Braverman
                                                Executive Vice President

                                            AIMCO PROPERTIES, L.P.

                                            By: AIMCO-GP, Inc., General Partner

                                            By:______________________________
                                                Patrick J. Foye
                                                Executive Vice President

                                                                      Schedule 1

                       PARTNERSHIPS/SUBSIDIARY CORPORATION

                    Partnership                                 Subsidiary Corporation
----------------------------------------------------     ------------------------------------
Carriage House Apartments Limited Partnership(GP)        Winthrop Petersburg Co., Inc.
Continental Plaza Associates Limited Partnership(GP)     Winthrop-Metro Equities Corporation
Continental Plaza Associates Limited Partnership(SLP)    Winthrop-Metro Equities Corporation
Continental Plaza Limited Partnership(GP)                Winthrop Financial Co., Inc.
Dunlop Tobacco Associates Limited Partnership(GP)        (1)
Galleria Park Associates Limited Partnership(GP)         WFC Realty Co., Inc.
Gotham Apartments Limited Partnership(GP)                WFC Realty Co., Inc.
Holliday Associates Limited Partnership(GP)              Winthrop Financial Co., Inc.
Hollidaysburg Limited Partnership(GP)                    WFC Realty Co., Inc.
Hollidaysburg Limited Partnership(SLP)                   WFC Realty Co., Inc.
Meadow Wood Associates(GP)                               Winthrop Northeast Properties, Inc.
One Linwood Associates Ltd(GP)                           Winthrop Financial Co., Inc.
Park Towne Place Associates Limited Partnership(GP)      PTP Properties, Inc.
Portage Associates Limited Partnership(GP)               WFC Realty Co., Inc.
Portage Associates Limited Partnership(SLP)              WFC Realty Co., Inc.
Southwest Parkway, Ltd. (GP)                             Southwest Parkway Holdings, Inc.
Springhill Lake Investors Limited Partnership(GP)        Three Winthrop Properties, Inc.
Standpoint Vista Limited Partnership(GP)                 Winthrop Financial Co., Inc.
Stratford Place Investors Limited Partnership (GP)       WFC Realty Co., Inc.
Three Winthrop Limited Partnership(GP) (2)               Ten Winthrop Properties, Inc.
WAI Associates Limited Partnership(GP) (3)               WAI Properties, Inc.

(1)      First Winthrop Corporation is the General Partner

(2) Ten Winthrop Properties, Inc. is the general partner of Three Winthrop Limited Partnership, the general partner of Winthrop Apartment Investors 2 Limited Partnership.

(3)      General Partner of Winthrop Apartment Investors Limited Partnership

                                                                      Schedule 2

       Subsidiary Corporation           Taxpayer Identification Number
------------------------------------    ------------------------------
First Winthrop Corporation                        04-2563478
PTP Properties, Inc.                              04-3331644
Southwest Parkway Holdings, Inc.                  04-3347422
Ten Winthrop Properties, Inc.                     04-3144806
Three Winthrop Properties, Inc.                   04-2824335
WAI Properties, Inc.                              04-3308932
WFC Realty Co., Inc.                              04-2537646
Winthrop Financial Co., Inc.                      04-2700773
Winthrop Metro Equities Corporation               04-2818632
Winthrop Northeast Properties, Inc.               04-2732151
Winthrop Petersburg Co., Inc.                     04-2711125